Exhibit 99.1

3D Printing CNC Machining Sheet Metal Fabrication Injection Molding

Protolabs Reaches Agreement to Acquire 3D Hubs,
Creates the World’s Broadest Digital Manufacturing Offer for Custom Parts

Transaction Highlights:

●	Significantly expands customer offering with network of premium manufacturing partners
●	Transformational acquisition enhances customer value proposition enabling Protolabs to more holistically serve customers
●	Total consideration of $280 million to be funded with cash on hand and equity at close, and up to an additional $50 million of contingent consideration
●	Acquisition of 3D Hubs expected to accelerate Protolabs’ revenue growth rate and be slightly dilutive to non-GAAP earnings per share in 2021
●	Transaction expected to close by the end of January, subject to customary closing conditions

MAPLE PLAIN, Minn.—January 19, 2021—Proto Labs, Inc. (NYSE: PRLB), a global technology-enabled digital manufacturing leader, has entered into a definitive agreement to acquire 3D Hubs, Inc. (“3D Hubs”), a leading online manufacturing platform that provides engineers with on-demand access to a global network of approximately 240 premium manufacturing partners. The transaction creates the world’s most comprehensive digital manufacturing offer for custom parts, providing Protolabs with a network of manufacturing partners to fulfill a breadth of capabilities outside of its current envelope, as well as a broader offering of pricing and lead time options.

“The addition of 3D Hubs provides Protolabs a platform to evolve our service model to provide unprecedented manufacturing flexibility to our customers,” said Rob Bodor, Protolabs’ current VP and GM of the Americas and incoming President and Chief Executive Officer. “Our combined organizations will provide the market an industry-leading digital manufacturing solution to serve their needs from idea to prototype to full end-use part production. Together we can fulfill nearly every custom manufacturing need across the product lifecycle.”

Founded in 2013, 3D Hubs has facilitated the production of over 6 million custom parts and products through its digital platform. 3D Hubs provides customers with instant pricing and design feedback, and orders are fulfilled through thoroughly vetted premium manufacturing partners in over 20 countries worldwide, offering vast manufacturing capacity and a broad range of manufacturing capabilities at a variety of competitive pricing levels.

“The entire 3D Hubs team is thrilled to join Protolabs and continue to revolutionize the manufacturing industry through innovation. At 3D Hubs, our goal is to empower companies to create revolutionary products through supply chain efficiency and reliability. We are confident that partnering with Protolabs will help us advance that mission,” said Bram de Zwart, Co-Founder and Chief Executive Officer at 3D Hubs.

“3D Hubs’ company culture lives and breathes engineering and fast-paced innovation; our team is very excited to partner with Protolabs to build the best on-demand manufacturing solution imaginable,” said Brian Garret, 3D Hubs’ Co-Founder and Chief Product Officer.

Under the terms of the agreement, closing consideration of $280 million will be funded with $130 million in cash and $150 million in Protolabs common stock. An additional $50 million of contingent consideration is payable subject to performance-based targets over two years after close, funded with 50% cash and 50% Protolabs common stock. Protolabs has also established an employee incentive fund payable to 3D Hubs employees based on achievement of both financial performance and employee retention targets.

Protolabs anticipates the acquisition of 3D Hubs will accelerate its revenue growth rate and be marginally dilutive to non-GAAP earnings per share in 2021. 3D Hubs’ 2020 revenue is estimated to be $25 million and the company’s revenue has had a compound annual growth rate of over 200% since 2017. The transaction is expected to close by the end of January, subject to customary closing conditions.

“The acquisition of 3D Hubs is part of the continued evolution of Protolabs as the digital manufacturing leader, serving more and more of our customer’s needs,” said Vicki Holt, Protolabs’ Chief Executive Officer. “Protolabs’ leading in-house technology-enabled manufacturing services combined with 3D Hubs’ global network of premium manufacturing partners will yield the greatest value to our customers for years to come.”

Conference Call

Protolabs will host a conference call to discuss the acquisition of 3D Hubs on Tuesday, Jan. 19 at 8:30 a.m. EST. A simultaneous webcast of the call will be available via the investor relations section of the Protolabs website at https://edge.media-server.com/mmc/p/jrtjbxmb. To access the live call, please dial 201-689-8354 or outside the U.S. dial 877-709-8150 least five minutes prior to the 8:30 a.m. EST start time. An audio replay will be available on the investor relations section of the Protolabs website beginning approximately two hours following the end of the conference call.

About 3D Hubs

3D Hubs is an online manufacturing platform that provides companies with on-demand access to a global network of manufacturing services. Users can easily upload their design, instantly receive a quote, and start production at the click of a button. Founded in Amsterdam in 2013, 3D Hubs has produced more than 6 million parts using various manufacturing technologies. The company has raised over $30 million in funding from Balderton Capital, EQT Ventures, Endeit Capital, Hearst Ventures, DOEN, Future Shape, Rockstart, and other investors. Visit 3dhubs.com for more information.

About Protolabs

Protolabs is the world’s leading source for digital manufacturing services. The technology-enabled company produces custom components in as fast as 1 day with automated 3D printing, CNC machining, sheet metal fabrication, and injection molding processes. Its digital approach to manufacturing enables accelerated time to market, reduces manufacturing costs, and enables supply chain agility throughout the product life cycle. Visit protolabs.com for more information.

Advisors

Navidar Group is serving as financial advisor to Protolabs and Faegre Drinker Biddle & Reath LLP is serving as its legal counsel in connection with this transaction. Stifel Global Technology Group is acting as financial advisor to 3D Hubs and Cooley LLP is acting as its legal counsel.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical or current facts are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of Protolabs to be materially different than those expressed or implied in such statements. Certain of these risk factors and others are described in the “Risk Factors” section within reports filed with the SEC. Other unknown or unpredictable factors also could have material adverse effects on Protolabs’ future results. The forward-looking statements included in this press release are made only as of the date hereof. Protolabs cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, Protolabs expressly disclaims any intent or obligation to update any forward-looking statements to reflect subsequent events or circumstances.

Investor Relations Contact
Protolabs
Dan Schumacher, 763-479-7240
Director of Investor Relations
daniel.schumacher@protolabs.com

Media Contact
Protolabs

Will Martin, 763-479-7719

Sr. Marketing Communications Manager

will.martin@protolabs.com